Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

(“Agreement”)

EXECUTIVE EMPLOYMENT AGREEMENT, effective October 31, 2006 (“Effective Date”), by and between 155 E. Tropicana LLC (the “Company”) and Michael J. Hessling (the “Executive”).

PREAMBLE

Per Section 9.2 of the Amended and Restated Operating Agreement of 155 East Tropicana LLC, certain decisions are entitled “Unanimous Board Decisions”. The Management Board shall have the power and authority, upon the affirmative vote or written consent of all of the Board members to make certain decisions including the following:

1) Establish policies, job descriptions, salaries, and terms of employment, procedures and guidelines for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company to follow and have the sole authority to offer a job to any Person for either position and to fire or otherwise terminate such Person, and

2) Establish any Officers of the Company and to delegate to such officers management and operational responsibilities, including the power and authority to bind the Company and appoint Persons to act as such officers and remove Persons there from.

On August 16th, 2004, by unanimous written consent, the Management Board appointed Michael J. Hessling as Chief Operating Officer of the Company.

WHEREAS, the Company desires that Executive resign as Chief Operating Officer, but desires to employ the Executive as President, and the Executive desires to be so employed by the Company, from and after the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1            Employment.

The Company hereby employs the Executive as President of the Company. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him under this Agreement.

Section 1.2            Duties and Responsibilities.

During the period of employment, Executive agrees to serve as the President of the Company and such other offices and directorships of the Company and of its subsidiaries and related companies  (collectively “affiliates”)  to which he may be elected or appointed, and to perform any mutually agreed upon, reasonable and appropriate duties as may be requested of him by the  Management Board and/or Chief Executive Officer in accordance with this Agreement and in compliance with all applicable laws and regulations.

Section 1.3            Working Facilities; Location.

The Executive shall be furnished with facilities and services suitable to his position and adequate for the performance of his duties under this Agreement. The principal place of performance by Executive of his duties hereunder shall be at the offices of the Company in Las Vegas Nevada or at such other location as may reasonable be requires to travel outside that area in the performance of Executive responsibilities.

Section 1.4            Benefits Plan.

From the effective date of this agreement, the Executive shall be entitled to participate in any benefit plans provided to senior management of the Company.

Section 1.5            Expenses.

The Executive is authorized to incur reasonable expenses for promoting the business of the Company in all respects, including expenses for entertainment, travel and similar items. The Company will promptly reimburse the Executive for all such expenses upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures.

ARTICLE II
COMPENSATION

Section 2.1            Base Salary.

The Company shall pay to the Executive a Base Salary of $275,000 per year payable in accordance with the Company’s payroll and withholding policies.

Section 2.2            Bonus and Bonus Plan Participation.

If the Management Board establishes a Bonus program for its Senior Management Team, the Executive will be entitled to participate in the program. If the goals and performance criteria set for the Executive are met for a particular year, the Executive shall be entitled to a Bonus as determined in the discretion of the Company’s Management Board or Compensation Committee.

ARTICLE III
TERM OF EMPLOYMENT AND TERMINATION

Section 3.1            Term.

Executive will continue to serve as President of the Company for a period of one year from the date of this agreement.

Section 3.2            Termination by the Company.

The Company may terminate the Executive’s employment, at any time.

Upon the date of termination of the Executive’s employment pursuant to this Section 3.2 the company shall be responsible for compensating the Executive for all salary due for balance of the entire term of this agreement, vacation time not taken and un-reimbursed expenses.

If the Executive is terminated by the Company, the Company may elect to pay the balance due as a lump sum or in normal bi-weekly payroll amounts. The Executive will be entitled to continue to receive all health, medical, and life insurance benefits for the balance of the term of this agreement, plus all COBRA benefits he is entitled to under applicable laws.

Section 3.3            Termination upon Death of the Executive.

In Addition to any other provision relation to termination, this agreement shall terminate upon the Executive’s death. In such event, all unpaid compensation, compensation for vacation time not taken by the Executive and all expense reimbursements due to the Executive shall be paid to the Executive’s estate.

Section 3.4            Termination by the Executive.

This Agreement may be terminated by the Executive upon at least 30 days prior written notice, in which event the Executive shall be entitled to salary compensation only during the notice period and no pro rated bonus shall be paid or payable.

Section 3.5            Other

After the Executives employment terminates, if requested by EW Common, the Executive will function as EW Owners Representative. The Owners Representative will be provided an office on property and afforded access to all records and personnel of the Company as permitted under Nevada law and afforded to any other Management Board Member. The Owners Representative will have no authority other than what is granted other members of the Management Board.

ARTICLE IV
CONFIDENTIALLY AND COMPETITION

Section 4.1            Further Obligation of the Executive During and After Employment.

(a)           The Executive agrees that while employed under this Agreement, he will not engage in any business activities which are or may be competitive with, or which might place him in a competing position to that of the Company except as authorized by the Company’s Board of Directors in its reasonable discretion.

(b)           The Executive realizes that during the course of his employment, the Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, date, marketing strategies, trade secrets, customer  lists and accounts lists of the Company and its affiliates (“Confidential Information”). Therefore, during or subsequent to his employment by the Company, or by an affiliate, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such confidential information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company’s business, or the business of an affiliated company, which the Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be  promptly returned to the Company upon termination or resignation of employment with the  Company or its affiliated companies.

(c)           Because of his employment by the Company, the Executive will have access to secrets and confidential information about the Company, its business plans, its customers, its business opportunities, its expansion pans into other geographic areas and its methods of doing business. The Executive agrees that for the Term of this Agreement and an additional period of six months he will not take any actions which are calculated to persuade any employee, customer, vendor or supplier of the Company to terminate or modify any adverse manner his or its association with the Company.

ARTICLE V
DISABILITY AND ILLNESS

Section 5.1            Disability and Salary Continuation.

If the Executive becomes totally disabled during the term of this Agreement, he will be entitled to the same benefits afforded all other senior executives under any disability programs the company may have in place.

ARTICLE VI
GENERAL MATTERS

Section 6.1            Governing Law.

This Agreement shall be governed by the laws of the State of Nevada and shall be construed in accordance therewith.

Section 6.2            No Waiver.

No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall no be construed as a waiver of any other term or provision.

Section 6.3            Amendment.

This Agreement may be amended, altered or revoked at a time in whole or in part, by filling with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 6.4            Benefit.

This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by either party without the other parties written consent.

Section 6.5            Severability.

If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provision. On the contrary, such remaining provision shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provision had not been included in the Agreement.

Section 6.6            Effective Date.

The effective date of this Agreement shall be October 31st, 2006.

Section 6.7            Arbitration.

The Company and the Executive expressly agree that all disputes arising out of this Agreement shall be resolve by arbitration in accordance with the following provision. Either party must demand in writing such arbitration within 30 days after controversy arises by sending a notice to arbitrate to both the other party and to any recognized and reputable alternative dispute resolution firm. The parties will select by mutual agreement the arbitrator or arbitrators (hereinafter collective referred to as “arbitrator”) to hear and resolve the controversy. The controversy shall then be arbitrated pursuant to the rules promulgated by such firm at offices located in Las Vegas NV. The express terms of this Agreement and the laws of the State of Nevada shall govern the arbitrator’s decision and shall be final and binding on the parties and shall bar any suit, action, or proceeding instituted in any federal, state or local court or administrative tribunal. Notwithstanding the preceding sentence, the arbitrator’s judgment may be entered in any court or competent jurisdiction. These arbitration shall survive the termination of this Agreement.

In witness whereof, the undersigned have executed this agreement as of October 31, 2006.

155 E. Tropicana LLC

By:	/s/ Neil Kiefer
Neil Kiefer, CEO

Executive:	/s/ Michael J. Hessling
Michael J. Hessling